Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.

	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AirNet Systems, Inc. Announces
Third Quarter Results

COLUMBUS, Ohio – November 15, 2004 — AirNet Systems, Inc. (NYSE: ANS) today reported total net revenues rose 15.6% to $43.9 million for the three months ended September 30, 2004 from $38.0 million for the same period last year. This increase was attributable to strong growth in Express Services and Passenger Charter Services revenues.  Bank Services revenues for the third quarter of 2004 were slightly above the same period last year due to higher revenues from fuel surcharges.

The Company had a net loss of $30.2 million, or $2.99 per diluted share, for the third quarter of 2004 compared to net income of $1.0 million, or $0.10 per diluted share, for the same period last year.   The third quarter net loss included non-cash impairment charges of $47.0 million ($31.0 million after-tax) related to its cargo business. These impairment charges, which impacted the company’s cargo aircraft assets by $43.0 million and goodwill by $4.0 million, were caused by changing conditions in Bank Services.

Joe Biggerstaff, Chairman of the Board, Chief Executive Officer and President, commented, “During the third quarter of 2004 we achieved strong revenue growth in Express Services and Passenger Charter Services.  This reflects further implementation of our strategy to diversify the Company’s business and utilize established core competencies to also serve new markets.  Our entire team is focused on leveraging AirNet’s capabilities to successfully adapt to current challenges while also shaping the Company’s future.  We remain committed to providing best-in-class service to our Bank, Express and Passenger Charter customers.”

Mr. Biggerstaff continued, “The significant non-cash impairment charges resulted in a net loss for the quarter.  In our operations, aircraft fuel costs represented the largest increase in our third quarter operating expenses compared to a year ago.  These fuel costs for our cargo fleet, net of fuel surcharges, were $0.7 million higher than for the third quarter of 2003.  AirNet, like others in the industry, is seeking to recover more of these increased fuel costs through adjustments to its fuel surcharge program.”

Third Quarter Results

Bank Services revenues were $26.6 million for the third quarter of 2004 versus $26.0 million for the same period a year ago.  Bank weekday revenues declined compared to the third quarter of 2003, principally due to reductions in total shipments and the number of pounds per shipment.  Fuel surcharges were $1.7 million for the third quarter of 2004 compared to $0.8 million the prior year.

Express Services revenues rose to a record $12.8 million for the three months ended September 30, 2004 from $9.3 million for the same period a year ago.  The Company continued to achieve solid growth in its key Express Services markets, which include Life Sciences, Entertainment and Aerospace.  Express shipment volume using the Company’s cargo airline improved slightly for the third quarter of 2004 compared to the prior year.  Express Services rose to 29.2% of total net revenues for the third quarter of 2004 from 24.4% for the third quarter of 2003.

Passenger Charter Services revenues increased 82.8% to a record $4.3 million for the third quarter of 2004 versus $2.3 million for the same period last year.  There were fourteen aircraft dedicated to Passenger Charter Services at September 30, 2004 compared to seven aircraft on the same date last year.  The number of hours flown increased significantly during the third quarter of 2004 compared to the prior year.  Passenger Charter Services’ revenues represented 9.7% of the Company’s total net revenues for the third quarter of 2004 compared to 6.1% a year ago.

AirNet’s total costs and expenses were $88.9 million, including $47.0 million for the non-cash impairment charges, for the third quarter of 2004 versus $35.8 million for the same period in 2003.

Excluding the non-cash impairment charges, the most significant increases for the third quarter of 2004 compared to a year ago included aircraft fuel ($2.5 million), which is partially recovered through the Company’s fuel surcharge program, followed by contracted air costs ($1.1 million), depreciation ($1.1 million), and ground courier costs ($1.0 million).  Substantial growth in Express Services and Passenger Charter Services is reflected in higher levels of air and ground activity and associated costs for the third quarter of 2004 compared to the same period last year.  Express Services customers are currently more costly to serve than the Company’s Bank Services customers due to a higher percentage of unscheduled pickup and delivery services over more geographically dispersed locations.

Nine Month Results

Total net revenues increased 13.3% to $126.5 million for the first nine months of 2004 compared with $111.7 million for the same period last year.  Bank Services revenues improved slightly to $78.7 million for the 2004 year-to-date period, benefiting from higher fuel surcharges and Bank Weekend revenues.  Bank weekday revenues declined for the nine months ended September 30, 2004 compared to a year ago due to a decline in the number of pounds per shipment.  Express Services revenues rose 32.8% to $35.7 million for the nine months ended September 30, 2004 from $26.9 million for the same period in 2003.  Shipments on commercial airlines and point-to-point surface shipments increased 36% and 38%, respectively, during the first nine months of 2004 compared to 2003.  These shipments generally incur higher courier costs compared to shipments on the Company’s airline.  Passenger Charter Services revenues more than doubled to $11.5 million for the first nine months of 2004 compared with $5.6 million for the same period a year ago.

Total expenses were $170.4 million for the nine months ended September 30, 2004, including $47.0 million of non-cash impairment charges, compared with $107.0 million for the prior year.  This increase was principally due to higher fuel costs ($4.3 million), ground courier costs ($3.6 million), depreciation ($2.5 million) and contracted air costs ($2.1 million).  A substantial portion of these increases are directly related to growth in Express Services and Passenger Charter Services, which represented 28.2% and 9.1%, respectively, of total net revenues for the nine months ended September 30, 2004.

Capital Expenditures

Capital expenditures were $43.7 million for the first nine months of 2004 compared to $13.4 million for the same period last year. Most of these capital expenditures were for the purchase of four Learjet 60’s, which are dedicated to Passenger Charter Services, as well as for major periodic aircraft inspections, major engine overhauls and related flight equipment. As of September 30, 2004, the Company had invested $5.7 million in the construction of its Rickenbacker Facility, which is anticipated to be completed in the summer of 2005 at an estimated cost of $12.5 million.

AirNet Systems, Inc.

AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operated 128 aircraft at September 30, 2004, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; adverse weather conditions; declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; potential cost overruns associated with the construction of a new facility at Rickenbacker International Airport; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the reliability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

In thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

NET REVENUES
Delivery services, net of excise tax:
Bank services	$26,616	$25,996	$78,678	$78,000
Express services	12,844	9,265	35,725	26,906
Total delivery services revenues	39,460	35,261	114,403	104,906

Passenger charter services	4,266	2,334	11,532	5,550
Aviation services and other operations	211	425	613	1,223
Total net revenues	43,937	38,020	126,548	111,679

COSTS AND EXPENSES
Wages and benefits	6,519	6,464	19,521	18,823
Aircraft fuel	7,140	4,655	18,862	14,548
Aircraft maintenance	3,567	2,750	10,448	9,085
Contracted air costs	3,540	2,411	9,738	7,596
Ground courier	7,465	6,443	22,494	18,884
Depreciation	5,638	4,549	15,577	13,060
Insurance, rent and landing fees	2,230	2,565	7,432	7,193
Travel, training and other	2,276	2,115	7,488	6,457
Selling, general and administrative	3,559	3,846	11,566	11,400
Net (gain) loss on disposition of assets	—	(24)	289	(6)
Impairment of assets	42,991	—	42,991	—
Impairment of goodwill	4,018	—	4,018	—
Total costs and expenses	88,943	35,774	170,424	107,040
Income from continuing operations	(45,006)	2,246	(43,876)	4,639
Interest expense	777	312	1,552	1,060

Income (loss) from continuing operations before income taxes	(45,783)	1,934	(45,428)	3,579
Provision (benefit) for income taxes	(15,599)	862	(15,446)	1,503

Income (loss) from continuing operations	$(30,184)	$1,072	$(29,982)	$2,076

Income (loss) from discontinued operations, net of taxes	—	$(25)	—	$(8)

Net income (loss)	$(30,184)	$1,047	$(29,982)	$2,068

Income (loss) per share - basic and diluted
Continuing operations	$(2.99)	$0.11	$(2.98)	$0.21
Discontinued operations	—	$(0.01)	—	$(0.01)
Net income (loss) per share - basic and diluted	$(2.99)	$0.10	$(2.98)	$0.20